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                                                        EXHIBIT 11

                  BAIRNCO CORPORATION AND SUBSIDIARIES
	CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
           FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                              1996          1995          1994
PRIMARY EARNINGS PER SHARE:

Net Income                    $ 8,335,000   $ 7,781,000   $ 7,255,000

Average common shares
  outstanding                   9,753,000    10,433,000    10,500,000
Common shares issuable in
  respect to common stock
  equivalents, with a
  dilutive effect                  98,000         3,000           --
Total common and common
  equivalent shares             9,851,000    10,436,000    10,500,000

Primary Earnings Per
  Common Share                $      0.85   $      0.75   $      0.69

FULLY DILUTED EARNINGS
  PER SHARE:

Net Income                    $ 8,335,000   $ 7,781,000   $ 7,255,000

Total common and common
  equivalent shares             9,851,000    10,436,000    10,500,000
Additional common shares
  assuming full dilution              --          4,000           --
Total common shares assuming
  full dilution                 9,851,000    10,440,000    10,500,000

Fully Diluted Earnings Per
  Common Share                $      0.85   $      0.75   $      0.69

Earnings per share is based on the average number of shares outstanding during each period. Primary earnings per share includes all common stock equivalents. Fully diluted earnings per share includes all common stock equivalents plus the additional common shares issuable assuming full dilution.
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